THE FINOVA GROUP INC.
                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                             (Dollars in Thousands)

                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                            --------------------
                                                              2000        1999
                                                            --------    --------
Income before income taxes                                  $ 18,128    $ 82,772
Add fixed charges:
  Interest expense                                           189,082     131,183
  One-third rentals                                            1,763       1,111
                                                            --------    --------
    Total fixed charges                                      190,845     132,294
                                                            --------    --------
Income as adjusted                                          $208,973    $215,066
                                                            --------    --------
Ratio of income to fixed charges                                1.09        1.63
                                                            ========    ========

Preferred stock dividends on a pre-tax basis                $  1,581    $  1,581
Total fixed charges and preferred stock dividends           $192,426    $133,875
                                                            --------    --------
Ratio of income to fixed charges and preferred
  stock dividends                                           $   1.09    $   1.61
                                                            ========    ========